Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-210856 on Form S-4 of our reports dated August 17, 2015, relating to the financial statements and financial statement schedule of Coty Inc. and subsidiaries, and the effectiveness of Coty Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Coty Inc. and subsidiaries for the year ended June 30, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 20, 2016